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                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                          Willamette Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:



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                   [Willamette Industries, Inc. Letterhead]


April 10, 2001


Dear fellow employee:

As our fight against Weyerhaeuser's hostile takeover attempt continues, many of you have asked if there is anything you can do to help. I am writing to you today to tell you about the most important contribution you can now make to our cause.

As a part of Weyerhaeuser's campaign to acquire Willamette, they are attempting to use our annual meeting, on June 7, to replace three of our directors with their own slate of paid nominees who have indicated their intention, subject to their fiduciary duties, to support a sale of your company to Weyerhaeuser. We know that Weyerhaeuser wants to deliver Willamette to Weyerhaeuser's shareholders. Only by voting for Willamette's nominees can you put a stop to this.

Willamette's proxy materials are being mailed to shareholders right now. I strongly urge you to SIGN AND RETURN WILLAMETTE'S GREEN BALLOT immediately. If you have already sent in Weyerhaeuser's gold proxy ballot I strongly recommend that you sign Willamette's green proxy ballot and return it immediately. Withholding authority to vote for the Weyerhaeuser nominees on the gold Weyerhaeuser proxy ballot is not the same as voting "FOR" the Willamette nominees on the green proxy ballot. You must sign and return Willamette's green proxy for your vote to count in favor of Willamette's slate of directors.

By voting for Willamette's nominees we believe you will be voting to protect your jobs, your communities and the value of your investment in Willamette. By electing Willamette's slate, you will be electing experienced and knowledgeable board members who know your Company and value its employees.

We have told Weyerhaeuser on a number of occasions that we are not interested in being part of their company, and that we will not allow them to disrupt the unique culture that we've all worked so hard to build. I suppose we should all feel flattered by the lengths to which they are going in an attempt to replicate the Willamette culture - although it is hard to understand why they think alienating our people with their hostile actions will benefit them or their reputation.

I appreciate your many letters of support and will, as always, try to keep you informed of any developments. Thanks to your hard work and dedication we continue to outperform the rest of our industry in key financial metrics and I'm proud to be working with each and every one of you during these challenging times. Just remember, every vote counts - VOTE GREEN.

Sincerely,

/s/ Duane McDougall

Duane McDougall
President and Chief Executive Officer

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ATTENTION WILLAMETTE SHAREHOLDERS:

                                 Vote for Oregon

                                    (we did!)

           Protect your investment, your communities and your forests from Weyerhaeuser's hostile actions

During the past decade, Willamette Industries has invested over $1.2 billion in land and facilities in Oregon. With Willamette's Board in charge, our future here looks bright. But Weyerhaeuser has made no commitments about what would happen to Willamette's Oregon operations if they succeed in their hostile takeover attempt. If they're successful:

          o  Shareholders - could risk selling their Company for what the
                            Willamette Board has determined is far less than it is worth.

          o  Employees    - in the hundreds, if not thousands, may lose their
                            jobs.

          o  Customers    - could see competition in the marketplace severely
                            eroded.

          o  Communities  - could feel the environmental impact of
                            Weyerhaeuser's far more aggressive tree cutting policy.

          o  Oregon       - would lose one of its last two Fortune 500
                            companies, along with Willamette's contributions to the local economy and charities.

We have received hundreds of letters of support from shareholders, employees, customers and community leaders. They express concern about Weyerhaeuser's hostile actions and the great damage they could do to your company and Oregon.

                As shareholders, only you can stop Weyerhaeuser.

                               Every vote counts.

                              Vote the Green Proxy

                       [LOGO OF WILLAMETTE INDUSTRIES]

              If you have any questions about or need assistance in
               voting your proxy, please call MACKENZIE PARTNERS
                   toll free at (800) 322-2885 or by e-mail at
                        proxy@mackenziepartners.com.